EX-99.77J REVALUATN

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the year ended October 31, 2011, the Huber Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
Equity Income Fund	$(43)	$43	$ -
Small Cap Value Fund	77,504	(93)	(77,411)

The reclassifications have no effect on net assets or net asset value per share.

For the year ended October 31, 2011, the ActivePassive Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
Large Cap Growth Fund	$90,969	$(45,668)	$(45,301)
Small/Mid Cap Fund	157,745	-	(154,745)
International Equity Fund	(124)	124	-
Global Bond Fund	702	-	(702)
Intermediate	6,182	(6,182)	-
Taxable Bond Fund

The permanent differences primarily relate to net operating losses and paydown adjustments with differing book and tax methods for accounting.

The reclassifications have no effect on net assets or net asset value per share.